Exhibit 99.2

Contact:

Matty Karp Chairman Israel Growth Partners Acquisition Corp. 972-54-4959595	Carmel Vernia Chief Executive Officer Israel Growth Partners Acquisition Corp. 972-54-4227635

FOR IMMEDIATE RELEASE

ISRAEL GROWTH PARTNERS ACQUISITION CORP.

COMPLETES INITIAL PUBLIC OFFERING

Ramat Gan, Israel, July 18, 2006 – Israel Growth Partners Acquisition Corp. (OTC Bulletin Board: IGPAU and IGPBU) announced today that it consummated its initial public offering of 500,000 Series A Units and 4,600,000 Series B Units. Each Series A Unit consists of two shares of Common Stock and ten Class Z Warrants. Each Series B Unit consists of two shares of Class B Common Stock and two Class W Warrants. The Series A Units and Series B Units were sold at an offering price of $8.50 and $10.10 per unit, respectively, generating gross proceeds of $50,710,000 to the Company. HCFP/Brenner Securities LLC acted as representative of the underwriters and Ladenburg Thalmann & Co. Inc. and Legend Merchant Group, Inc. served as co-managers for the initial public offering. A copy of the prospectus may be obtained from HCFP/Brenner Securities LLC, 888 Seventh Avenue, 17th Floor, New York, NY 10106, Ladenburg Thalmann & Co. Inc., 153 East 53rd Street, 49th Floor, New York, NY 10022, or Legend Merchant Group, Inc., 30 Broad Street, 38th Floor, New York, NY 10004.

Audited financial statements as of July 18, 2006 reflecting receipt of the proceeds upon consummation of the initial public offering have been issued by the Company and will be included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Israel Growth Partners Acquisition Corp. was recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business that has operations or facilities located in Israel, or a company operating outside of Israel which management believes would benefit from establishing operations or facilities in Israel.

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